T R Chadha & Co LLP
Chartered Accountants

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements under the Securities Act of 1933 i.e., Form S-1 (file No. 333-260073) of our report dated April 27, 2021, relating to the balance sheets of MIMO Technologies Private Limited (the "Company") as of December 31, 2020 and January 1, 2020, the related statements of operation, comprehensive income, stockholders' equity and cash flows for the year ended December 31, 2020, and the related notes (collectively referred to as the "financial statements").

NEENA GOEL Digitally signed by NEENA GOEL Date: 2021.10.21 18:42:15 +05'30'

/s/ T R CHADHA & CO LLP
New Delhi, India
October 21, 2021

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